VERAMARK TECHNOLOGIES, INC.


                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000


TO THE STOCKHOLDERS OF
VERAMARK TECHNOLOGIES, INC.:

      Notice is hereby given that the Annual Meeting of Stockholders of Veramark Technologies, Inc. (the "Corporation" or "the Company") will be held at Oak Hill Country Club, Rochester, New York, on May 18, 2000, beginning at 10:00 AM, local time, for the following purposes:

(1) To elect five Directors, each to serve a term of one year;
(2) To increase by 2,000,000 shares the number of shares authorized for grant under the Company's Long Term Incentive Plan;
(3) To approve the appointment of independent auditors for the year ending December 31, 2000.

      The Board of Directors has fixed the close of business on March 22, 2000 as the record date for the determination of Stockholders entitled to notice of and vote at the meeting.

      All Stockholders are invited to attend the meeting in person. HOWEVER, IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS NEVERTHELESS IMPORTANT THAT YOUR STOCK BE REPRESENTED. A Proxy is enclosed for that purpose. Please sign, date and return promptly the enclosed Proxy in the accompanying envelope. No postage is necessary if mailed in the United States.

      Your attention is directed to the Proxy Statement submitted with this notice.

Dated:  March 28, 2000                    By Order of the Board of Directors


                                          Robert L. Boxer, Secretary

                          VERAMARK TECHNOLOGIES, INC.
                              3750 MONROE AVENUE
                           PITTSFORD, NEW YORK 14534



              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000


      This Proxy Statement is furnished in connection with solicitation of the enclosed proxy by the Board of Directors of Veramark Technologies, Inc. (the "Corporation") in connection with the Annual Meeting of Stockholders of the Corporation to be held on May 18, 2000. The principal executive offices of the Corporation are located at 3750 Monroe Avenue, Pittsford, New York 14534.

      The close of business on March 22, 2000 has been fixed as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 8,063,548 shares of common stock, par value $.10 per share, of the Corporation (the "Common Stock") each of which is entitled to one vote on each matter at the meeting. The approximate date on which this Proxy Statement and the enclosed proxy are being sent to stockholders is April 10, 2000.

      The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted "FOR" (i) the election as Directors of the persons nominated by the Board of Directors, (ii) the increase in the number of shares authorized for grant under the Company's Long Term Incentive Plan, and (iii) for the appointment of Pricewaterhouse Coopers LLP as independent auditors for 2000. A stockholder giving a proxy may revoke it at any time before it has been voted at the meeting. The Corporation will bear the cost of its solicitation of proxies for use at the Annual Meeting.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 17, 2000, with respect to the persons believed by the Company, to be the beneficial owners of more than 5% of its outstanding Common Stock, by certain executive officers and by all Directors and Officers as a group. Further information is presented under "Election of Directors." Beneficial ownership is used in this proxy statement as defined in Rule 13d-3 under the Securities Exchange Act of 1934.

NAME AND ADDRESS                                                NUMBER OF SHARES(1)                    PERCENT OF
                                                                                                        CLASS (5)
Albert J. Montevecchio                                                  840,011 (2)                         10.4%
20 Fairfield Drive
Fairport, New York 14450

Executive Officers:
David G. Mazzella, President, CEO,Chairman                                  266,000                          3.3%
Paul T. Babarik, VP Sales,Telemanagement                                     53,400                           .7%
Robert L. Boxer, VP, General Counsel                                         75,092                           .9%
James W. Karr, VP Sales, Billing & Customer Care                             14,501                           .2%
John P. King, VP Product Management                                          10,675                           .1%
Ronald C. Lundy, Treasurer                                                   13,783                           .2%
Douglas F. Smith, VP Operations                                              14,533                           .2%
All Directors and Officers as a Group                                       530,684                          6.6%
(11 Individuals)

(1) Includes shares which can be acquired within 60 days through the exercise of stock options or warrants as follows: Mazzella - 250,000; Babarik - 36,250; Boxer - 60,000; Karr - 10,500; King - 8,000; Lundy - 12,500;
    Smith - 11,500; and all directors and officers as a group - 462,616.
(2) Includes 178,111 shares owned by Montevecchio Associates, a Limited Partnership of which Albert J. Montevecchio is a General Partner.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

         At the meeting, five directors, comprising the entire membership of the Board of Directors of the Company, are to be elected. Each elected Director will serve until the next Annual Meeting following the completion of their terms or until their successors are elected. John E. Mooney has chosen not to seek re-election to the Board. The Board does not presently intend to fill that Board position.

         The shares represented by the enclosed Proxy will be voted for the election as directors of the five nominees named below. All of such nominees are members of the present Board. If any nominee becomes unavailable to stand for re-election for any reason or if a vacancy on the Board shall occur before the election (which events are not anticipated), the holders of the Proxy may vote for such other person in accordance with their best judgment, but not more than six persons may be voted to serve as directors.

         The information appearing in the following table, with notes thereto, has been furnished to the Company by the respective nominees. All figures for securities owned are as of March 17, 2000.

                                                                                          Amount and Nature
                                                                                            of Beneficial
                                                                                              Ownership
                                                                                            Common Stock        Percentage
                                             Principal Occupation            Director                         of Common Stock
Name of Nominee              Age              For Past Five Years              Since
John E. Gould                55      For more than five years, a Partner       1997          28,183 (6)             .2%
(1) (4) (5)                          in Gould & Wilkie, a general
                                     practice law firm in New York City.
                                     Mr. Gould is also Chairman of the
                                     American Geographical Society and a
                                     Director of Harvard Club of New York
                                     City.

William J. Reilly            51      Executive Vice President of               1997          31,383 (6)             .2%
(1) (2) (3) (5)                      Checkpoint Systems, Inc., (NYSE:CKP)
                                     a manufacturer and distributor of
                                     systems for electronic article
                                     surveillance, electronic access
                                     control, closed circuit television
                                     and radio frequency identification
                                     for more than five years.

David G. Mazzella            59      President and Chief Executive             1997          266,000 (7)           1.9%
(1) (4)                              Officer of the Company since June
                                     1997.  President and Chief Operating
                                     Officer of the Company from February
                                     1997 until June 1997.  From June
                                     1994, to February 1997, engaged in
                                     management consulting.  Chairman of
                                     the Board of the Company since
                                     December 1999.  From January 1992 to
                                     June 1994, President and CEO of
                                     Scotgroup Enterprises, Inc., which
                                     was engaged in the development and
                                     sale of telecommunications software
                                     equipment and the sale of paging and
                                     cellular telephone services.

James R. Scielzo         57          Retired.  From 1994 until 1999,           1999          10,000 (8)             .1%
(2) (3) (5)                          Senior Vice President and Chief
                                     Technology Officer for Young &
                                     Rubicam, Inc.  (NYSE:YNR), a global
                                     corporate communications,
                                     advertising and public relations
                                     firm.  Prior to that, was Senior
                                     Vice President/Chief Technology
                                     Officer at Wundermann Cato Johnson,
                                     the direct response advertising
                                     subsidiary of Young & Rubicam, and
                                     the Director of Systems Development
                                     for Young & Rubicam.

Robert W. Stubbs         65          Since 1993, Principal of R. W.            1998          19,500 (9)             .2%
(3) (5)                              Stubbs Investment Co., an investment
                                     management company, and Director of
                                     Corporate Affairs for the Equipment
                                     Leasing Association, a trade
                                     association of the equipment leasing
                                     industry.  Mr. Stubbs is also a
                                     Director of BMC Credit Corporation,
                                     a finance subsidiary of BMC
                                     Software, Inc. (NYSE:BMC); a
                                     Director of Aviation Facilities
                                     Company, Inc., an operator of
                                     airport land and cargo facilities;
                                     and a Trustee of Manhattan College.
                                     From 1986 until 1993, he was
                                     President and Chief Executive
                                     Officer of Bell Atlantic Capital
                                     Corporation, a financial service
                                     subsidiary of Bell Atlantic
                                     Corporation, a Regional Bell
                                     Operating Company.

        (1)    Member of Executive Committee.
        (2)    Member of Compensation Committee.
        (3)    Member of Audit Committee.
        (4)    Member of Nominating Committee.
        (5)    Member of Stock Option Committee.
        (6) Includes 23,183 shares which may be acquired through the exercise of warrants and options.
        (7) Includes 250,000 shares which may be acquired through the exercise of options.
        (8) Includes 10,000 shares which may be acquired through the exercise of options.
        (9) Includes 17,500 shares which may be acquired through the exercise of options.

   During 1999, the full Board of Directors held four meetings. The Audit Committee of the Board, which is responsible for evaluating audits performed by the Company's independent auditors and for reviewing the Company's internal accounting principles and controls, met once during the year. The Compensation Committee of the Board, which reviews and sets compensation for the Company's officers, met twice during 1999. The Executive Committee has authority to act on behalf of the full Board of Directors during intervals between meetings of the full Board. The Executive Committee did not meet in 1999. The Board has a Nominating Committee which did not meet during 1999. The Nominating Committee will consider recommendations submitted by Stockholders to the Company's Secretary. The Stock Option Committee of the Board met five times during 1999 to review administration of the Company's stock option plan and to approve grants of stock options to employees.

   During 1999, William J. Reilly attended 80% and all other Directors nominated for re-election attended 100% of Board meetings or meetings of committees of which they were members.

   Each outside Director receives each year an option to purchase 10,000 shares of the Company's common stock at a price based upon the closing price of the Company's common stock on the last trading day of the prior year. The option price will be 100% of such closing price if an incentive stock option and 85% of such closing price if a non-qualified option.

                 APPROVAL OF AMENDMENT TO COMPANY'S 1998 LONG
                              TERM INCENTIVE PLAN

         The Board of Directors believes that it would be in the best interest of the Company and its stockholders to increase the number of shares of common stock available for the grant of awards under the Company's 1998 Long Term Incentive Plan and, subject to shareholder approval, has approved an increase in the number of shares available under the Plan from 2,500,000 to 4,500,000. The amendment will involve an increase of 2,000,000 shares of common stock that may be delivered to participants under the Plan.

         THE PURPOSE OF THE PLAN IS TO PROVIDE THE COMPANY WITH THE MEANS OF ATTRACTING AND RETAINING EMPLOYEES OF OUTSTANDING ABILITY AND TO CLOSELY ASSOCIATE THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS OF THE COMPANY. IN A HIGHLY COMPETITIVE MARKET FOR SKILLED EMPLOYEES, STOCK OPTIONS ARE A CRITICAL COMPONENT OF OVERALL COMPENSATION PLANS.

         AS OF FEBRUARY 29, 2000, THERE WERE 2,040,215 SHARES SUBJECT TO OUTSTANDING OPTIONS THAT HAVE BEEN GRANTED PURSUANT TO THE PLAN AND 113,578 SHARES WERE AVAILABLE FOR FUTURE GRANTS. MANAGEMENT BELIEVES THIS AMOUNT WILL NOT BE SUFFICIENT TO MEET THE COMPANY'S REQUIREMENTS. WITHOUT AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR NEW OPTION GRANTS THE COMPANY MAY BE HINDERED IN ITS ABILITY TO MEET ITS REQUIREMENTS TO RETAIN AND HIRE EMPLOYEES.

DESCRIPTION OF THE PLAN.

         The following is a summary description of the Plan.

         PURPOSE OF THE PLAN. The purpose of the Plan is to provide the Corporation with a means of attracting and retaining employees (including executive officers) and non-employee directors of outstanding ability and to promote the identification of their interests with those of the stockholders of the Corporation. The Plan is administered by a committee of the Board (the "Committee") appointed by the Board. The Plan is designed to give the Committee maximum flexibility in granting awards under the Plan consistent with applicable laws and the terms of the Plan.

         TYPES OF AWARDS AND ELIGIBILITY. The Plan authorizes the Committee to make a variety of stock-based awards, as well as cash awards, to the Corporation's employees and non-employee directors. Under the Plan, the Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and incentive shares to employees and non-employee directors of the Corporation and its related companies.

         INCENTIVE STOCK OPTIONS. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Non-qualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan entitle the participant, upon exercise, to purchase a specified number of shares of Common Stock from the Corporation at a specified exercise price per share. The per share exercise price of an option is determined by the Committee at the time the option is granted; except that the exercise price for an incentive stock option may not be less than the fair market value of a share of Common Stock as of the date of grant, determined in the manner specified by the Plan. In the case of a participant who owns or is treated as owning more than 10% of the total combined voting power of all classes of stock of the Corporation (a "10% Stockholder"), the per share exercise price of an option may not be less than 110% of the fair market value of a share of Common Stock on the date of the grant.

         STOCK APPRECIATION RIGHTS. Stock appreciation rights under the Plan may be granted in connection with the grant of a stock option or by amendment of an outstanding stock option (in either case, a "related right") or independently of any option. The exercise of a stock appreciation right under the Plan entitles the participant to receive either cash or Common Stock, or a combination thereof, with a value equal to the excess of the fair market value per share of Common Stock on the date of exercise of the right over either (1) the fair market value per share of Common Stock on the date of grant of the right if it is not a related right or (2) the exercise price as provided in the related option if the right is a related right.

         RESTRICTED STOCK. Restricted stock awards under the Plan would consist of shares of Common Stock that are nontransferable, subject to forfeiture and subject to such other terms, for such periods, as may be determined by the Committee. Such terms may provide, in the discretion of the Committee, for the vesting of restricted stock awards to be contingent upon the achievement of one or more performance goals. Performance goals may be based on cash generation targets, profit, revenue and market share targets, profitability targets as measured by return ratios, and stockholder returns, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other publicly-traded companies ("Performance Goals"). Performance Goals may be particular to the participant or the department, branch, subsidiary or other division in which the participant works, or may be based upon the performance of the Corporation generally, and may cover such period as may be specified by the Committee.

         INCENTIVE SHARES. Incentive share awards under the Plan consist of shares of Common Stock that may be issued subject to achievement of Performance Goals or other goals and on such other terms as the Committee establishes. Unlike restricted stock, shares of Common Stock are not issued immediately pursuant to incentive share awards, but instead are issued upon the achievement or satisfaction of Performance Goals or other goals and terms.

         ADMINISTRATION. Subject to the provisions of the Plan, the Committee has plenary authority and discretion to determine the terms of all awards under the Plan, including the exercise price of options, the time or times at which awards are made, the number of shares of Common Stock covered by awards, any provisions relating to transferability, any provisions relating to vesting, any circumstances in which options would terminate, the period during which options and stock appreciation rights may be exercised, the period during which options and restricted stock are subject to restrictions, and the manner of exercising options. These terms need not be identical for all awards. In determining the terms of awards under the Plan, the Committee may take into account the nature of the services rendered by the award recipients, their present and potential contributions to the success of the Corporation and its related companies, and such other factors as the Committee may deem relevant. Subject to the provisions of the Plan, the Committee also has authority to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of the Plan.

         SHARES SUBJECT TO GRANT AND ADJUSTMENT. The Plan presently provides that the maximum number shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 2,000,000 shares of Common Stock and (ii) up to 500,000 shares of Common Stock reacquired in the open market or in a private transaction. If the proposed amendment is approved, the number of authorized but unissued shares of the Company available for grant would be increased to 4,000,000. The number of shares subject to the Plan (and the number of shares and terms of any award or maximum number of shares with respect to which an individual may receive awards) may be adjusted by the Committee in the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or similar event. On March 21, 2000, the closing sale price of the Corporation's Common Stock on the Nasdaq National Market was $7.42.

         EXERCISE PERIOD AND TRANSFERABILITY. Options and stock appreciation rights granted under the Plan may be exercised during such periods as may be established by the Committee, except that incentive stock options may be exercised for a period of no more than ten years from the date of grant (five years in the case of incentive stock options granted to a 10% Stockholder). Except with respect to incentive stock option awards, which are not transferable other than by will or the laws of descent and distribution, the Committee will have authority and discretion to determine the terms of any provisions relating to transferability with respect to all other awards.

         PAYMENT OF EXERCISE PRICE. Under the Plan, the Committee may provide that the exercise price of an option may be paid by any combination of (1) cash, (2) check, (3) delivery to the Corporation of shares of Common Stock having a fair market value on the date of surrender equal to the exercise price, (4) delivery to the Corporation of a properly executed exercise notice and irrevocable instructions to a registered securities broker to promptly deliver to the Corporation cash equal to the exercise price, and (5) a "cashless exercise" arrangement whereby an optionee, without payment of the exercise price, receives upon exercise, shares of Common Stock having an aggregate fair market value as of the date of surrender equal to the number of shares subject to the option being surrendered multiplied by an amount equal to the excess of the fair market value of a share of Common Stock on the exercise date over the per share exercise price of the option.

         DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION. Neither adoption of the Plan nor the grant of awards to a participant under the Plan will affect the Corporation's right to grant to such participant awards that are not subject to the Plan, to issue to such participant shares of Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which shares of Common Stock may be issued to individuals eligible under the Plan.

         The Board of Directors may at any time discontinue granting awards under the Plan. The Board of Directors may at any time or times alter or amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of (a) the Company's stockholders, to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, (i) increase the maximum number of shares available under the Plan,
(ii) change the group of persons eligible to receive awards under the Plan,
(iii) extend the time within which awards may be granted, or (iv) amend the provisions of the Plan relating to amendment and termination of the Plan, and
(b) each affected participant if the amendment, alteration or termination would adversely affect the participant's rights or obligations under any award made prior to the date of the amendment, alteration or termination. The termination of the Plan would not affect the validity of any award outstanding on the date of termination.

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         INCENTIVE STOCK OPTIONS. Generally, an optionee will not recognize income on the grant or exercise of an incentive stock option. If an optionee does not exercise an incentive stock option within certain specified periods after termination of employment, however, the optionee will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a non-qualified stock option, as described below. The exercise of an incentive stock option may result in a tax to the optionee under the alternative minimum tax even if the exercise would not otherwise be taxable.

         The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the optionee will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be capital loss. If an optionee recognizes ordinary income on exercise of an incentive stock option or as a result of a disposition of the shares acquired on exercise, the Corporation will be entitled to a deduction in the same amount.

         NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize income on the grant of a non-qualified stock option, but will recognize ordinary income on the exercise of a non-qualified stock option. The amount of income recognized on the exercise of a non-qualified stock option will be equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash, in stock, or in part with a note. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized.

         STOCK APPRECIATION RIGHTS. A grantee will not recognize income on the grant of a stock appreciation right, but will recognize ordinary income on the exercise of a stock appreciation right. The amount of income recognized on the exercise of a stock appreciation right will be equal to the amount of cash and the fair market value of any shares received on the date of exercise plus the amount of any cash or stock withheld to satisfy withholding taxes. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares acquired pursuant to the exercise of a stock appreciation right will be treated as capital gain or capital loss.

         RESTRICTED STOCK. A grantee of restricted stock is not required to include the value of such shares in ordinary income until the shares are no longer subject to a substantial risk of forfeiture, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the fair market value of the shares at the time the income is recognized. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized.

         INCENTIVE SHARES. A grantee of incentive shares will recognize ordinary income on the date the incentive shares are issued in an amount equal to the fair market value of the shares on such date. The Corporation will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares acquired on the issuance of incentive shares will be treated as capital gain or capital loss.

         PARACHUTE PAYMENTS. Where payments to an employee that are contingent on a change in control of the Corporation exceed limits specified in the Code, the employee generally is liable for a 20% excise tax on, and the Corporation generally is not entitled to any deduction for, a specified portion of such payments. The Plan provides for the acceleration of vesting of option upon a change in control and such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

         PERFORMANCE BASED COMPENSATION.  Subject to certain exceptions,
Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the Committee to make awards under the Plan that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

         GENERAL. The rules governing the tax treatment of options, stock appreciation rights, restricted stock and incentive shares, and the receipt of shares in connection with such grants or awards, are highly technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

ACCOUNTING TREATMENT.

         Under current accounting principles, as applied by the Corporation, neither the grant nor the exercise of an incentive stock option or a non-qualified stock option under the Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires any charge against earnings, but the Corporation discloses in footnotes to its financial statements the effect on its results of operations if expense for stock compensation awards had been recognized based on FASB-specified guidelines.

         Stock appreciation rights require a charge against the earnings of the Corporation each accounting period the value of such rights increases. The charge related to stock appreciation rights will vary depending upon, among other factors, the amount of stock appreciation rights granted, stock price changes above the grant price, and the length of time that stock appreciation rights have been outstanding. Such charge is based, generally speaking, on the difference between the exercise price specified in the related right, or the market value of Common Stock on the date of grant, and the current market price of the Common Stock. In the event of a decline in the market price of Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made (but not to exceed aggregate prior charges).

         Restricted stock and incentive shares will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares transferred at the time of issuance.

         Approval of the proposed increase in the number of shares of Common Stock available for grants under the Plan requires the affirmative vote of a majority of the votes present in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends a vote "FOR" the increase in the number of shares under the Plan.

                            EXECUTIVE COMPENSATION

         The following tables relate to the compensation paid or accrued to the five highest paid executive officers of the Company whose cash compensation exceeded $100,000 during 1999 (the `Named Executives").

                          SUMMARY COMPENSATION TABLE





                                                                                               Long Term
                                                                                          Compensation Awards


Name and Principal                                                              Other Annual
Position                  Year          Salary ($)         Bonus ($)            Compensation ($)(1)          Options



David G. Mazzella        1999                275,000          175,000                     21,361                  0
President, CEO,                                                90,000 (2)
Chairman of the Board    1998                249,615           87,699                     20,457                  0
                         1997                168,077                0                     11,235            500,000

Robert L. Boxer          1999                129,712           69,000                     13,540             25,000
Vice President,          1998                114,904           15,000                     12,930             15,000
Secretary,               1997                108,923                0                     12,174            130,000
General Counsel

John P. King             1999                124,904           60,000                     12,641             20,000
Vice President, Product  1998                103,741           12,070                      5,106             20,000
Development

Paul T. Babarik          1999                114,808           69,000                     14,833             25,000
Vice President, Sales    1998                104,942           15,000                     13,418             10,000
telemanagement Products  1997                100,462                0                     12,653             80,000

Douglas F. Smith         1999                109,750           42,000                     13,432              5,000
Vice President,          1998                 99,904           10,000                      2,112             13,000
Operations


      (1) Includes (i) Personal Use of Company Car, (ii) Life Insurance Premiums, (iii) Company Contribution to 401(K) Plan, and (iv) Medical Expense Reimbursement.
      (2)   $90,000 paid in July 1999 for fiscal year 1998.

                             EMPLOYMENT AGREEMENT

        The Company has an employment agreement with David G. Mazzella to serve as President, Chief Executive Officer and a Director of the Company until September 30, 2003. The agreement provides for a minimum gross salary of $275,000 per year. Pursuant to that agreement in the event of a change in control of the Company, or in the event Mr. Mazzella's management responsibilities are materially diminished, the agreement may be terminated at Mr. Mazzella's option and he will be entitled to separation pay in a lump sum equal to three (3) times his aggregate annual compensation (including salary, bonus and benefits) and in addition all of his options to purchase company stock of the Company will immediately vest at 50% of the original option price and be exercisable for the option's original term. For this purpose a change in control of the Company may occur through a sale, merger, consolidation, sale of substantially all assets, the acquisition of more than 20% of the securities of the Company directly or indirectly by any person or entity, or a change within two years of a majority of the Board of Directors.

                              Retirement Benefits

        The Named Executives listed below are participants in a defined benefit retirement plan of the Company. The amount of the retirement benefit, payable from age 65, will vary depending upon length of service, retirement age and average salary. For Mr. Mazzella the benefit will equal 45% to 60% of the average of his three highest years of compensation depending upon his age at retirement. Mr. Mazzella's retirement benefit is payable for fifteen years.
For the other Named Executives the annual benefit will be between 20% and 50% of average salary for the last three full fiscal years of employment by the Company and is payable until death.

        Assuming continued employment by the Company until age 65 with average salary increases of 3% per year the projected retirement benefit at age 65 for each executive officer is shown below:

Name                     AGE          YEARS OF SERVICE TO DATE      ANNUAL BENEFIT AT AGE 65
Paul T. Babarik               57                   13                       $   59,488
Robert L. Boxer               46                   17                          132,267
David G. Mazzella             59                    3                          185,763

                                 STOCK OPTIONS

        The Company has a stock option plan under which employees may be granted Incentive Stock Options and Non-Qualified Stock Options to purchase the Company's Common Stock. All full-time employees of the Company and its subsidiaries are eligible to receive Stock Options. The Stock Option Committee of the Board of Directors administers the Plan and makes all determinations with respect to eligibility, option price, term and exercisability, except that the option price on Incentive Stock Options may not be less than 100% of fair market value on the date of grant and the term of any option may not exceed ten years.

        The following tables set forth information regarding stock option transactions involving the Named Executives.

                STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE





Name                                                           Number of Unexercised Options     Value of Unexercised In-the-Money
                         Shares Acquired        Value                   at FY-End                       Options at FY-End (1)
                         on Exercise (#)      Realized        Exercisable       Unexercisable     Exercisable         Unexercisable
                                                  ($)                                                   ($)                  ($)
David G. Mazzella                      0              0          250,000            250,000         2,321,000             2,321,000
Paul T. Babarik                    8,000         48,500           41,250             76,250           330,537               499,137
Robert L. Boxer                        0              0           70,000            105,000           529,900               761,100
John P. King                           0              0            8,000             52,000            54,250               367,560
Douglas F. Smith                   5,000         42,500           11,500             33,500            88,925               249,915

(1) Based on year-end price of $12.25 per share.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

        The potential realizable value portion of the following table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.


                                          % OF TOTAL                                           POTENTIAL REALIZABLE VALUE OF
                     OPTIONS GRANTED    OPTIONS GRANTED       EXERCISE      EXPIRATION      ASSUMED ANNUAL RATES OF STOCK PRICE
NAME                       (1)          TO EMPLOYEES IN        PRICE          DATE               APPRECIATION FOR OPTION TERM
                                         FISCAL YEAR                                             0%             5%             10%
Paul T. Babarik           25,000 (1)         4.7%                 $6.37        1/11/09     $147,000       $339,250        $634,000
Robert L. Boxer           25,000 (1)         4.7%                 $6.37        1/11/09     $147,000       $339,250        $634,000
John P. King              20,000 (1)         3.7%                 $6.37        1/11/09     $117,600       $271,400        $507,200
Douglas F. Smith           5,000 (1)         0.9%                 $6.37        1/11/09    $  29,400      $  67,850        $126,800

(1)  Exercisable after January 11, 2004.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS


      The Compensation Committee of the Board sets compensation levels for the CEO and all other officers of the Company, establishes compensation and incentive plans for officers and approves payments under such incentive plans. The Compensation Committee is composed of three independent, non-employee directors who have no interlocking relationships as defined by the SEC.

      The Committee's compensation policies are designed to attract and retain highly skilled executives, reward outstanding individual performance, encourage cooperative team efforts and provide an incentive to enhance long term shareholder value. The Company's executive officer compensation program consists of base salary, annual contingent bonus compensation, long term stock options and retirement benefits tied to age and years of service.

      In establishing salaries for the Company's CEO and other officers, consideration is given to salary ranges for comparable positions in similar size companies. Data for such comparisons is obtained from nationwide surveys conducted by independent compensation consulting firms and from proxy statements. As a result of basing compensation in part on overall company performance, in any particular year the Company's executives may be paid more or less than the average executive compensation levels of comparably sized companies.

      In setting salaries within competitive ranges, the Committee considers performance related factors including the Company's overall results during the past year and its performance relative to a budgeted plan or stated objectives. Consideration also is given to an individual's contribution to the Company and the accomplishments of departments for which that officer has management responsibility. Potential for future contributions to the Company is also taken into account for all officers.

      The  Company  has  a  bonus  compensation  plan for officers  and  middle management, other than the CEO. Under this Plan the Compensation Committee each year establishes a schedule for calculating aggregate incentive compensation based upon the Company's performance against targets for net income before tax. The total plan award is allocated to the managers by the CEO and the Compensation Committee through a combination of objective formulas based upon salaries and subjective performance related considerations. The net income performance standards set by the Board were met by the Company during 1999 and bonuses were paid to officers and managers in accordance with the Plan formula.

     The Stock Option Committee is responsible for selecting the recipients of stock options, the timing of grants, and the option exercise price within the terms of the Company's Stock Option Plan. The Stock Option Committee considers the recommendations of the CEO and Compensation Committee with respect to officers in this regard. Stock options are viewed as a long-term incentive for officers and a means to more closely align the interests of officers with those of stockholders.




                                    William J. Reilly,
                                    Chairman of Compensation Committee
                                    John E. Mooney
                                    James R. Scielzo

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On May 22, 1997, Albert J. Montevecchio, the Company's founder, Chief Executive Officer, Chairman of the Board, and owner of 10.4% of the Company's common stock, retired as an officer of the Company. Pursuant to an Employment Agreement between the Company and Mr. Montevecchio, which was entered into in 1991, Mr. Montevecchio's term of employment was to continue until December, 2001, after which he would be entitled to receive until December, 2016 a pension benefit equal to 90% of the average of his three highest years' compensation plus benefits. In 1996, Mr. Montevecchio's compensation was $220,000. The Company instead agreed to pay Mr. Montevecchio $225,000 per year plus benefits until July, 2001, and $129,000 per year plus benefits thereafter until July, 2014. Mr. Montevecchio also agreed to refrain from competing directly or indirectly with the Company, to not disclose Company confidential information or trade secrets, to vote with the majority of stockholders (other than officers and directors) with respect to certain significant events submitted for stockholder approval, to not acquire shares of the Company in a private transaction or to solicit proxies from Company shareholders, and to not privately sell any shares of the Company's common stock without first offering to sell such shares to the Company.


                           COMMON STOCK PERFORMANCE

        The following graph shows a five-year comparison of cumulative total returns for owners of the Company's common stock compared to an Index for NASDAQ stocks and the NASDAQ Telecommunications Index based upon year-end closing prices including a closing price on December 31, 1999 of $12.25 per share for the Company's common stock.



             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN



                                Dec 94     Dec 95     Dec 96     Dec 97     Dec 98     Dec 99

VERAMARK                           100         96         93         79         69        146
NASDAQ STOCK MARKET (US)           100        141        174        213        300        542
NASDAQ TELECOMMUNICATIONS          100        131        134        196        322        561

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based upon reports filed by the Company with the Securities and Exchange Commission and copies of filed reports received by the Company, the Company believes all reports of ownership and changes in ownership of the Common Stock of the Company required to be filed with the Securities and Exchange Commission during 1999 were filed in compliance with Section 16(a) of the Securities Act of 1934.

                             Stockholder Proposals

         Under SEC rules, any stockholder wishing to present a proposal at the Company's 2000 Annual Meeting must submit the proposal to the Company's Secretary no later than December 4, 2000 in order for the proposal to be included in the proxy and proxy statement for the meeting.

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                               (PROPOSAL NO. 3)

         On the recommendation of the Audit Committee, the Board of Directors has appointed Pricewaterhouse Coopers LLP as independent auditors for the fiscal year ending December 31, 2000. If approved by stockholders, this will be the first year Pricewaterhouse Coopers LLP will act as the independent auditors for the company. For fiscal years ending December 31, 1996, through December 31, 1999, Arthur Andersen LLP were the independent auditors for the Company. Representatives of both Arthur Andersen and Pricewaterhouse Coopers LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

         Arthur Andersen was dismissed by the Board of Directors at a meeting held on March 28, 2000, at the recommendation of the Audit Committee. The audit relationship between the company and Arthur Andersen continued through an orderly completion of all matters related to the year which ended December 31, 1999, including the filing of the 10-K report on March 16, 2000, upon which such relationship terminated. During the two most recent fiscal years and interim periods, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, audit scope or procedure or on any reportable events. Arthur Andersen reports on the financial statements for the two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         Although the appointment of independent auditors is not required to be submitted to a vote by Stockholders, the Board believes as a matter of policy that it is appropriate to do so. If the Stockholders should not approve the appointment of Pricewaterhouse Coopers LLP, the Audit Committee and Board of Directors will consider other certified public accountants for appointment.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the meeting other than those described above. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote the shares represented by signed proxies in accordance with their best judgment.

                                    By Order of the Board of Directors

                                    Robert L. Boxer
                                    Secretary

Pittsford, New York
March 28, 2000